Registration No. 333-_____________
Filed January 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Home Federal Bancorp, Inc. of Louisiana
(Exact Name of Registrant as Specified in Its Charter)

Louisiana	02-0815311
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

624 Market Street, Shreveport, Louisiana	71101
(Address of Principal Executive Offices)	(Zip Code)

Home Federal Bancorp, Inc. of Louisiana 2014 Stock Incentive Plan
(Full Title of the Plan)
James R. Barlow President and Chief Executive Officer Home Federal Bancorp, Inc. of Louisiana 624 Market Street Shreveport, Louisiana 71101 (318) 222-1145	Copies to: Eric M. Marion, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N. W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	150,000 shares(2)	$22.84(2)	$3,426,285.00	$345.03
_________________________
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Home Federal Bancorp, Inc. of Louisiana 2014 Stock Incentive Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $.01 per share ("Common Stock"), of Home Federal Bancorp, Inc. of Louisiana (the "Company").
(2)	Represents the shares which may be issued upon exercise of stock options to purchase shares of Common Stock granted under the Plan and shares of Common Stock which will be distributed upon the vesting of Plan share awards.
(3)	Represents the weighted average price determined by: (a) the exercise price of $23.00 at which options for 103,500 shares of Common Stock have been granted under the Plan; and (b) $22.49, the average of the high and low price of the Common Stock as reported on the Nasdaq Capital Market on January 13, 2016 for which 46,500 shares of Common Stock may be issued as Plan share awards or upon the exercise of stock options pursuant to the terms of the Plan.

__________________________________
This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

________________

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

(a)	The Company's Annual Report on Form 10-K for the year ended June 30, 2015;

(b)	All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)	The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 21, 2010; and

(d)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable since the Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

In accordance with the Louisiana Business Corporation Law, Article 7 of the Registrant's Articles of Incorporation provides as follows:

Article 7.  Indemnification, etc. of Officers, Directors, Employees and Agents.

A.            Personal Liability of Directors and Officers.  A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.

B.            Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or such director, officer, employee or agent or former director, officer, employee or agent is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C.            Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 7 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.            Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.            Insurance.  The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 7.

F.            Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self‑insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 7.

G.            Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 7 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 7, and no amendment or termination of any trust or other fund or form of self‑insurance arrangement created pursuant to Section F of this Article 7, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.            Proceedings Initiated by Indemnified Persons or Settlement of Claim.  Notwithstanding any other provision of this Article 7, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter‑claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.  The Corporation shall not be obligated to reimburse the amount of any settlement of any claim by any person unless it has agreed, by the affirmative vote of a majority of the directors then in office, to such settlement.

I.            Authority of Board to Regulate.  The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article 7, to implement the provisions of this Article 7.

Item 7.	Exemption from Registration Claimed.

Not applicable since no restricted securities will be reoffered or resold pursuant to this registration statement.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-1 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit
4.0	Form of Common Stock certificate of Home Federal Bancorp, Inc. of Louisiana(1)
5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the Common Stock
10.0	Home Federal Bancorp, Inc. of Louisiana 2014 Stock Incentive Plan(2)
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in the opinion included as Exhibit 5.0)
23.2 24.0	Consent of LaPorte, A Professional Accounting Corporation Power of attorney for any subsequent amendments located in the signature pages.
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(1)	Incorporated by reference from the Company's registration statement on Form S-1 (Commission File No. 333-169230) filed with the Commission on September 3, 2010, as amended.

(2)
Incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders held on November 12, 2014 (Commission File No. 000-35019) filed with the Commission on October 10, 2014.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.            That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shreveport, State of Louisiana, on this 19th day of January 2016.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/James R. Barlow
James R. Barlow
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Daniel R. Herndon and James R. Barlow his or her true and lawful attorney, signing singly, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/Daniel R. Herndon
Daniel R. Herndon	Executive Chairman of the Board	January 19, 2016

/s/James R. Barlow	Director, President and Chief Executive
James R. Barlow	Officer (Principal Executive Officer)	January 19, 2016

/s/Clyde D. Patterson	Director, Executive Vice President and
Clyde D. Patterson	Treasurer	January 19, 2016

/s/Glen W. Brown	Senior Vice President and Chief Financial
Glen W. Brown	Officer (Principal Financial and Accounting Officer)	January 19, 2016

David A. Herndon, III	Director	January __, 2016

Name	Title	Date

/s/Scott D. Lawrence
Scott D. Lawrence	Director	January 19, 2016

/s/Mark M. Harrison
Mark M. Harrison	Director	January 19, 2016

/s/Woodus K. Humphrey
Woodus K. Humphrey	Director	January 19, 2016

/s/Thomas Steen Trawick, Jr.
Thomas Steen Trawick, Jr.	Director	January 19, 2016

/s/Timothy W. Wilhite
Timothy W. Wilhite, Esq.	Director	January 19, 2016

/s/Walter T. Colquitt III
Walter T. Colquitt III	Director	January 19, 2016

EXHIBIT INDEX

No.	Exhibit
4.0	Form of Common Stock certificate of Home Federal Bancorp, Inc. of Louisiana(1)
5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the Common Stock
10.0	Home Federal Bancorp, Inc. of Louisiana 2014 Stock Incentive Plan(2)
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in the opinion included as Exhibit 5.0)
23.2 24.0	Consent of LaPorte, A Professional Accounting Corporation Power of attorney for any subsequent amendments located in the signature pages.
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(1)	Incorporated by reference from the Company's registration statement on Form S-1 (Commission File No. 333-169230) filed with the Commission on September 3, 2010, as amended.

(2)
Incorporated by reference from the Company's definitive proxy statement for the Annual Meeting of Shareholders held on November 12, 2014 (Commission File No. 000-35019) filed with the
Commission on October 10, 2014.